UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2018

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2018, Chesapeake Energy Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “A&R Credit Agreement”) by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender, a letter of credit issuer and a lender; (iii) Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; (iv) JPMorgan Chase Bank, N.A., as co-syndication agent, a swingline lender, a letter of credit issuer and a lender; and (v) certain other lenders and letter of credit issuers named therein (the “A&R Credit Facility”), which amends and restates the Company’s Credit Agreement dated as of December 15, 2014. The aggregate initial commitment of the lenders under the A&R Credit Facility is $3.0 billion. The A&R Credit Facility provides for an accordion feature, pursuant to which the aggregate commitments thereunder may be increased to up to $4.0 billion from time to time, subject to agreement of the participating lenders and certain other customary conditions. The A&R Credit Facility has a maturity date of September 12, 2023. The initial borrowing base under the A&R Credit Facility is $3.0 billion. The A&R Credit Facility is guaranteed by certain of the Company’s subsidiaries and secured by substantially all of the assets of the Company and the guarantors thereunder, including mortgages on not less than 85% of the proved reserves of their oil and gas properties constituting borrowing base properties thereunder.
Revolving loans under the A&R Credit Facility bear interest at the ABR (alternate base rate) or LIBOR, at the Company’s election, plus an applicable margin (ranging from 0.50%-2.00% per annum for ABR loans and 1.50%-3.00% per annum for LIBOR loans), depending on the percentage of the borrowing base then being utilized and whether the Company’s leverage ratio exceeds 4.00 to 1. The terms of the A&R Credit Facility include covenants limiting, among other things, the ability of the Company and its Restricted Subsidiaries (as defined in the A&R Credit Agreement) to incur additional indebtedness, make investments or loans, incur liens, consummate mergers and similar fundamental changes, make restricted payments, make investments in Unrestricted Subsidiaries (as defined in the A&R Credit Agreement) and other non-guarantor entities and enter into transactions with affiliates. The A&R Credit Agreement also contains financial covenants that, after a transition period and the suspension of most of the financial covenants during the quarter in which the sale of properties pursuant to the Purchase and Sale Agreement, dated as of July 26, 2018, with an affiliate of Encino Acquisition Partners, LLC is consummated (the “Utica Sale”), requires the Company to maintain (i) a leverage ratio of not more than 5.50 to 1 through the fiscal quarter ending September 30, 2019, which threshold decreases over time to 4.00 to 1 for the fiscal quarter ending March 31, 2021 and each fiscal quarter thereafter, (ii) a secured leverage ratio of not more than 2.50 to 1 until the later of (x) the fiscal quarter ending March 31, 2021 or (y) the fiscal quarter in when the Company’s leverage ratio does not exceed 4.00 to 1 and (iii) a fixed charge coverage ratio of not less than 2.00 to 1 through the fiscal quarter ending December 31, 2019; not less than 2.25 to 1 for the fiscal quarters ending March 31 and June 30, 2020; and not less than 2.50 to 1 for the fiscal quarter ended September 30, 2020 and thereafter. The A&R Credit Agreement requires that any net cash proceeds from the Utica Sale or from any borrowed money term indebtedness incurred by the Company or any guarantor be applied first to outstanding term loan indebtedness under the Company’s Term Loan Agreement, dated as of August 23, 2016, by and between the Company and Deutsche Bank Trust Company Americas, as administrative agent, as supplemented by the Class A Term Loan Supplement of even date therewith.
The A&R Credit Agreement includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to indebtedness in an aggregate principal amount of $125.0 million or more; bankruptcy; judgments involving liability of $125.0 million or more that are not paid; change of control; and ERISA events. Many events of default are subject to customary notice and cure periods.
The above description of the material terms and conditions of the A&R Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the A&R Credit Facility in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1
Amended and Restated Credit Agreement, dated as of September 12, 2018, by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender and a letter of credit issuer; (iii) Wells Fargo Bank, National Association, as co-syndication agent, a swingline lender and a letter of credit issuer; (iv) JPMorgan Chase Bank, N.A., as co-syndication agent, a swingline lender and a letter of credit issuer; and (v) certain other lenders and letter of credit issuers named therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: September 12, 2018